                                 AMENDMENT NO. 2
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT


         The Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2004, by and between A I M Advisors, Inc., a Delaware corporation, and AIM Investment Securities Funds, a Delaware statutory trust, is hereby amended as follows:

                                  WITNESSETH:

         WHEREAS, the parties desire to amend the Agreement to add a new series portfolio, AIM Global Real Estate Fund;

         NOW, THEREFORE, the parties agree as follows;

         Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

  FEE SCHEDULE TO AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                        AIM INVESTMENT SECURITIES FUNDS

PORTFOLIOS                                                      EFFECTIVE DATE OF AGREEMENT
----------                                                      ---------------------------

AIM Global Real Estate Fund                                           April 29, 2005

AIM High Yield Fund                                                    July 1, 2004

AIM Income Fund                                                        July 1, 2004

AIM Intermediate Government Fund                                       July 1, 2004

AIM Limited Maturity Treasury Fund                                     July 1, 2004

AIM Money Market Fund                                                  July 1, 2004

AIM Municipal Bond Fund                                                July 1, 2004

AIM Real Estate Fund                                                   July 1, 2004

AIM Short Term Bond Fund                                               July 1, 2004

AIM Total Return Bond Fund                                             July 1, 2004

         The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

                  Rate*                              Net Assets
                  ----                               ----------

                  0.023%                             First $1.5 billion
                  0.013%                             Next $1.5 billion
                  0.003%                             Over $3 billion

                  *Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.


         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated:  April 29, 2005

                                                 A I M ADVISORS, INC.


Attest:   /s/ P. Michelle Grace                  By:     /s/ Mark H. Williamson
          ------------------------                       -----------------------
             Assistant Secretary                           Mark H. Williamson
                                                           President


(SEAL)


                                                 AIM INVESTMENT SECURITIES FUNDS


Attest:   /s/ P. Michelle Grace                  By:     /s/ Robert H. Graham
          ------------------------                       -----------------------
              Assistant Secretary                          Robert H. Graham
                                                           President


(SEAL)